Exhibit 99.1

CYIG Acer Truncatum Project is expected to be Included in Beijing’s 13th Five-Year Plan

Shandong, 6-2-2014 – The State Forestry Administration of China (SFA) held a work conference at the headquarters of China YCT International Group, Inc (OTC: CYIG). The participants, which include the Leaders of SFA and experts of Beijing Forestry University to review and guide the energy forestry construction in Sishui county, Shandong province, China.

Currently, Sishui is the only National Afforestation Model County in Jining City where the percentage of forest cover is 45.1%. With respect to the forestry energy plan, the leading processing enterprises like CYIG will be the major power in the development of the large-scale cultivation of acer truncatum. The acer truncatum energy forestry plan possesses a very good industrial chain owing to the existence of cultivation base and leading processing companies in Sishui. One of the leaders of SFA stated, “The acer truncatum forestation is very likely to be included in the 13th Five-Year Plan which will bring a huge amount of capital support to this industry.”

Mr. Tinghe Yan, the CEO of CYIG commented that “the Party government Committee of Sishui county attaches lots of weight to forestry industrialization and have enacted relevant policies to encourage the society to build the cultivation base and support the deep processing enterprises.” CYIG achieved various milestones in gingko industrialization and therefore accumulated precious experiences in the sector. As a result of the development, CYIG made a crucial contribution in increasing local farmers' income, optimized industrial structures and boosted the county’s economic growth. The acer truncatum plan has a high significance to the future of CYIG. The Company will focus on high yield cultivation, deep processing of leaf and fruit and new energy development of acer truncatum, form a production-study-research combination and make it to the biggest related project, the highest level and best economic results industrialization plan in China.